Exhibit 10.1

CONTRACT № 01

           China, Hangzhou

    June 20, 2009

Advento sanitary ware (Hangzhou) Co., Ltd, hereinafter referred to as the Seller, on the one part, and Rodon, Inc., hereinafter referred to as the Buyer, on the other part, have concluded the present Contract as follows.

The Seller

Advento sanitary ware (Hangzhou) Co., ltd

Address: No.258 Kanshan Road ,Kanshan Town , Xiaoshan ,Hangzhou City,Zhejiang Province, China. Postcode: 311243

Tel:  (011) 86-571-82519751 Fax:  (011) 86-571-82519751

The Buyer

Rodon, Inc.

North Jianguo Street, 707 building, 1 section, 1204 room,

Hangzhou city, Zhejiang province, China 310004

Tel: (011) 86-136-00516915, Fax: (011) 86-571-86496119

1. THE SUBJECT OF THE CONTRACT

1.1. The Seller will sell and Buyer will buy porcelain stoneware tile in quantity and assortment according to Proforma Invoices which will be made out on each batch of the Goods separately, are assured by signatures of the Parties, and are an integral part of the Contract.

The goods under the given Contract will be put to Shanghai , China on FOB SHANGHAI terms.

2. THE PRICE

2.1. The Prices for the Goods sold under the present contract, are fixed in price-lists in US dollars, understood FOB SHANGHAI and are specified in Proforma Invoice and Commercial invoice accompanying each batch of the Goods. Packing, normal marks, loading, export customs charges are included into the price of the Goods.

Currency of the Contract - US dollars.

3. DELIVERY TERMS

3.1. Delivery of the Goods is carried out by separate batches, according to the Proforma Invoice. The Seller undertakes to deliver each batch of the Goods under the present contract not later than 30 days since the moment of reception of an advance payment.

The goods should be delivered by 24 or 40 feet containers.

3.2. Within 24 hours after shipment of Goods the Seller undertakes to inform the Buyer by fax/EMAIL about date of shipment. The date of delivery and date of passing the property right is considered to be the date of loads goods on board.

4. PAYMENT TERMS

Currency of payment is US dollars. Payment of the Goods delivered under the present Contract, is carried out by the Buyer in US dollars, through bank transaction to the account of the Seller, according to Proforma Invoice. The advance payment for the goods is 30 % and is transacted according to Proforma Invoice.

 The rest of the payment - 70 % for each batch of the Goods is carried out during 7 days after the container was loaded and left sea port. Originals of documents are sent to the Buyer after accepting 100% of payment for the Goods within 5 days by express-mail, the Seller bears the charges.

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 5. PACKING, QUALITY OF THE GOODS AND THE GUARANTEE OF THE SELLER

5.1. The Goods should be shipped in the standard packing providing safety of the goods. The Seller bears the responsibility for the losses connected to damage of a cargo as a result of his wrong packing.

5.2.Acceptance of the goods by amount is made by transfer of the goods of the transport organization Carrying out delivery of the goods for the Buyer. Acceptance of the goods on quality is made within 20 days from the moment of reception of the goods in a warehouse of the Buyer.

5.3. In case of delivery of the poor-quality goods within 45 days from shipping date or at time of opening the container the Seller undertakes to replace the poor-quality goods qualitative, thus the transport and other charges connected with replacement of the poor-quality goods are carried by the Seller.

5.4. The Seller guarantees, that the quantity of the put Goods will correspond to the quantity specified in the Contract. The Seller guarantees, that the quality of the goods will be as the samples, which was transferred by the Seller to the Buyer.

6. THE PENALTY SANCTIONS

6.1. If the Seller does not provide delivery of the Goods in time unreasonably, specified in the order, and does not notify properly the Buyer it (he) pays the penalty at a rate of 0.1 % from the sum of the Contract US dollars per every day of delay.

6.2. In case of incomplete delivery of the Goods. The Seller is obliged to provide delivery the Goods in the terms coordinated by the parties (sides) or to compensate shortage in money’s worth.

6.3. In case of infringement of term of payment for the Goods, the Buyer pays to the Seller the fine of 0,1 % from the sum of the Contract per every day of delay, but not more than 3 % of the sum of the Contract.

6.4. In case of impossibility of delivery of the goods during 40 days from the moment of realization of payment, the Seller undertakes to return an advance payment in the full size, in time, thus having paid to the Buyer 0.1 % from the sum of the Contract per every day of a delay, but not more than 3 % of the sum of the Contract.

7. DOCUMENTS REQUIRED

1.Sales contract (original);

2.Bill of lading (Sea bills)

3.Packing list ;

4.Commercial Invoice.

8. FORCE-MAJEUR

The Parties are released from responsibility for partial or complete non-fulfillment of their liabilities under the present Contract, if this non-fulfillment was caused by the circumstances of Force-majeur, namely: fire, flood, earthquake, provided the circumstances have directly affected the execution of the present Contract. In this case the time of fulfillment of the Contract obligations is extended for the period equal to that during which such circumstance last. The Party, for which it became impossible to meet obligations under the Contract, is to notify in written form the other Party of the beginning and cessation of the above circumstances immediately, but in any case not later than ten days of the moment of their beginning. The notification of Force Majeure circumstances not made within 15 days deprives the corresponding Party of the right to refer to such circumstances in future. The written evidence issued by the respective Chambers of Commerce will be a sufficient proof of the existence and duration of the above Indicated circumstances. If these circumstances last longer than six months, then each Party will be entitled to cancel the whole Contract or any part of it and in this case neither Party shall have the right to demand any compensation of eventual losses from the other Party. The Seller undertake in this case immediately to return all the goods paid lately under the present Contract.

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9. ARBITRATION

9.1.All disputes and the disagreements, able to arise from the present contract or in connection with it, will be whenever possible to be solved by negotiations (peace talks) between the Parties.

9.2. In case the Parties will not come to the agreement business is subject to the China International Economic and Trade Arbitration Commission (Beijing) according to the related international law. The decision of arbitration Court is final and obligatory for both Parties.

10. OTHER TERMS

The contract comes into legal force since the date of its signing and operates till December 31, 2010. The contract can be changed, terminates only under the mutual agreement of the parties. The Сontract can be prolonged till one year, according to the mutual agreement of the sides. Any of the parties has no right to transfer the third party of the right and the obligation under the present contract without the written approval of other Party. All additions and changes for the present contract, signed by the parties are his integral part. The contract or additions to the contract, transferred on channels of facsimile communication, have validity.

11. INSURANCE

The Buyer is responsible to cover expenses for insurance of the goods.

12. LEGAL ADDRESSES OF THE PARTIES

The Buyer Rodon, Inc. North Jianguo Street, 707 building, 1 section, 1204 room, Hangzhou city, Zhejiang province, China 310004 Tel: (011) 86-136-00516915 Fax: (011) 86-571-86496119 THE BUYER

The Seller

Advento sanitary ware (Hangzhou) Co., Ltd

Address: No.258 Kanshan Road, Kanshan Town, Xiaoshan, Hangzhou City, Zhejiang Province, China 311243

Tel:  (011) 86-571-82519751

 Fax:  (011) 86-571-82519751

THE SELLER

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